Calculation of Filing Fee Tables
S-3
TIDEWATER INC
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	Debt Securities	457(r)				0.0001381
Fees to be Paid	2	Equity	Common Stock, $0.001 par value per share	457(r)				0.0001381
Fees to be Paid	3	Equity	Preferred Stock, no par value	457(r)				0.0001381
Fees to be Paid	4	Equity	Depositary Shares	457(r)				0.0001381
Fees to be Paid	5	Other	Warrants	457(r)				0.0001381
Fees to be Paid	6	Other	Units	457(r)				0.0001381
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	In reliance on and in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended ("Securities Act"), Tidewater Inc. is deferring payment of all of the registration fee. Registration fees will be paid subsequently on a "pay as you go" basis. Tidewater will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment. This registration statement registers an indeterminate aggregate initial offering price or number of securities of each identified class as may from time to time be offered at indeterminate prices, including securities that may be issued upon exercise, conversion, settlement or exchange of, any securities offered hereunder. In addition, pursuant to Rule 416 of the Securities Act, the shares of common stock and preferred stock being offered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares of common stock and preferred stock being offered hereunder as a result of stock splits, stock dividends or similar transactions. Any securities registered hereunder may be sold separately or in combination with other securities registered hereunder. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities.

[2]	See Note 1.

[3]	See Note 1.

[4]	See Note 1.

[5]	See Note 1.

[6]	See Note 1.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date